Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements File No. 333-266622 and File No. 333-279850 on Form S-8 and File No. 333-279619 on Form S-3 of Norwood Financial Corp. of our report dated March 14, 2025, relating to our audit of the consolidated financial statements and the effectiveness internal control over financial reporting, which is incorporated in this Annual Report on Form 10-K of Norwood Financial Corp. for the year ended
December 31, 2024.

Conshohocken, Pennsylvania

March 14, 2025

37

PITTSBURGH, PA	PHILADELPHIA, PA	WHEELING, WV	STEUBENVILLE, OH
2009 Mackenzie Way • Suite 340	161 Washington Street • Suite 200	980 National Road	511 N. Fourth Street
Cranberry Township, PA 16066	Conshohocken, PA 19428	Wheeling, WV 26003	Steubenville, OH 43952
(724) 934-0344	(610) 278-9800	(304) 233-5030	(304) 233-5030

S.R. Snodgrass, P.C. d/b/a S.R. Snodgrass, A.C. in West Virginia